                                                                EXHIBIT 10.1.1.1

                            SECOND AMENDMENT TO LEASE

      THIS SECOND AMENDMENT TO LEASE (this "SECOND AMENDMENT"), is made effective as of December 17, 2004, by and between the DIVCO WEST PROPERTIES, a Delaware limited liability company ("LANDLORD"), and Komag Incorporated, a Delaware corporation ("TENANT").

                                    Recitals

      A. Tenant and Landlord, as successor in interest to Sobrato Development Company #960, a California limited partnership, are parties to that certain Lease, dated as of May 24, 1996, as amended by that certain First Amendment To Lease, dated February 21, 1997 (as so modified, the "ORIGINAL LEASE"). Capitalized terms not defined in this Second Amendment shall have the meanings given them in the Original Lease. As used in this Second Amendment, "LEASE" shall mean the Original Lease, as amended by this Second Amendment.

      B. Landlord and Tenant desire to amend the Original Lease, inter alia, to provide for (i) a change in the Base Monthly Rent, (ii) an extension of the term of the Original Lease, and (iii) certain changes in the Tenant's options under the Lease, all upon and subject to the terms and conditions set forth in this Second Amendment.

      NOW THEREFORE, in consideration of, and incorporating, the foregoing recitals and the mutual agreements of the parties herein, Landlord and Tenant hereby agree as follows:

            1. Expiration Date. For reference purposes under the Lease, the initial Term of the Lease shall expire on January 26, 2007. Notwithstanding such fact, the parties hereby agree that the term of the Lease shall be, and hereby is extended, such that the Expiration Date of the Lease, as defined in Section 4 of the Lease, shall be December 31, 2014.

            2. Base Monthly Rent . Subject to the conditions precedent set forth in Paragraph 4 below but to be effective as of January 1, 2005 (the "EFFECTIVE DATE"), the Base Monthly Rent shall be changed to be as follows:

                       Monthly per rentable
Period                 square foot rent         Base Monthly Rent
-------------------    --------------------     -----------------
1/1/2005-12/31/2005    $                0.0     $             0.0
1/1/2006-12/31/2008    $               0.90     $      169,472.70
1/1/2009-12/31/2011    $               1.39     $      261,741.17
1/1/2012-12/31/2014    $               1.49     $      280,571.47

          3. Options. Sections 37.A and 37.B. of the Lease are hereby deleted and replaced with the following:

      "A. Grant and Exercise of Option: Landlord hereby grants to Tenant, upon and subject to the terms and conditions set forth in this Article 37 two (2) successive and sequential options (the "Options") to extend the Lease Term for an additional term (the "Option Term"), each additional Option Term shall be for a period of sixty (60) months. Each such Option shall be exercised, if at all, by written notice to Landlord no earlier than the date that is twenty four (24) months prior to the Expiration Date, as it may have been extended by the prior exercise of an Option, but no later than the date that is twelve (12) months prior to the Expiration Date, as it may have been extended. The due and valid exercise of the first such Option, shall be a condition to the exercise of the second such Option. Thirteen (13) months prior to the then applicable Expiration Date Landlord shall provide Tenant with a written notice of the fact that the Option will expire in thirty (30) days. If Tenant exercises any such Option, each of the terms, covenants and conditions of this Lease, except this Article 37, shall apply during the Option Term as though the expiration date of the Option Term was the date originally set forth herein as the Expiration Date, provided that the Base Monthly Rent to be paid by Tenant during the Option Term shall be the Fair Market Rental, as hereinafter defined, for the Premises during the Option Term. Anything contained herein to the contrary notwithstanding, if Tenant is in monetary or material non-monetary default beyond any applicable notice and cure period under any of the terms, covenants or conditions of this Lease at the time Tenant exercises the Option, Landlord shall have, in addition to all of Landlord's other rights and remedies provided in this Lease, the right to terminate the Option upon written notice to Tenant, in which event the expiration date of this Lease shall be and remain the Expiration Date, without taking into consideration the attempted exercise of such Option. As used herein, the term "Fair Market Rental" for the Premises shall mean the base rental then being obtained for leases of space comparable in age, quality, location and amenities to the Premises in the locality of the Building that Landlord could obtain during the Option Term from a third party desiring to lease the Premises for the Option Term based upon the current use and other potential uses of the Premises. The Fair Market Rental shall specifically exclude any additional rental attributable to the value of the Tenant Improvements or Alterations paid for by Tenant and which may be removed by Tenant at the end of the term of the Lease and otherwise be adjusted to account for variations with respect to: (i) the length of the Option Term compared to the lease term of the Comparison Leases; (ii) rental structure, including, without limitation, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for base year or expense stop), additional rental, escalation provisions and all other payments and escalations; (iii) the size of the Premises compared to the size of the premises of the Comparison Leases; (iv) location, floor levels and efficiencies of the floor(s) for which the determination is being made; (v) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; and (vi) the age and quality of construction of the Building (including compliance with applicable codes on the applicable floors).

      B. Determination of Fair Market Rental: If Tenant exercises the
Option, Landlord shall send to Tenant a notice setting forth the Fair Market Rental for the Premises for the Option Term within thirty (30) days of Tenant's exercise of the Option. If Tenant disputes Landlord's determination of the Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord's notice setting forth the Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either (i) elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on then applicable Expiration Date, or (ii) disagrees with Landlord's determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in
Article 37.C below. If Tenant does not send to Landlord a notice as provided in the previous sentence, Landlord's determination of the Fair Market Rental shall be the basis for determining the Base Monthly Rent to be paid by Tenant hereunder during the Option Term. If Tenant elects to resolve the disagreement as provided in Article 37.C below and such procedures shall not have been concluded prior to the commencement date of the Option Term, Tenant shall pay as Base Monthly Rent to Landlord during such portion of the Option Term prior to the determination of the Fair Market Rental (the "Stub Period") the same Monthly Base Rent due hereunder during the month preceding the then applicable Expiration Date. If the amount of Fair Market Rental as finally determined pursuant to Article 37.C below is greater than the Base Monthly Rent being paid by Tenant during the Stub Period, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the Fair Market Rental for the Stub Period as determined pursuant to Article 37.C within thirty (30) days after the determination of the Fair Market Rental. If the Fair Market Rental as finally determined in Article 37.C below is less than the Monthly Base Rent being paid during the Stub Period, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Article 37.C for the Stub Period below shall be credited against the next installments of rent due from Tenant to Landlord hereunder."

      4. Condition Precedent. The effectiveness of this Second Amendment is conditioned upon Landlord acquiring the real property and improvements where the Premises are located from the present owner thereof (the "Closing"). In the event that the Closing does not occur on or before January 31, 2005, this Second Amendment shall be null and void and of no further force and effect and neither party shall have any obligation hereunder. In the event the Closing occurs after the Effective Date, then the reductions in Monthly Base Rent described above shall be not commence until the Closing actually occurs and the periods specified in paragraph 2 above shall not be otherwise extended.

      5. No Assignment. Tenant represents and warrants to Landlord that it is the tenant under the Lease and that it has not assigned, encumbered, or agreed to assign or encumber its interest in whole or in part. Tenant also represents and warrants that as of the date that Tenant has executed this Second Amendment, there is no default on the part of Tenant under the Lease.

      6. Authority. Each party represents and warrants that the execution and delivery of this Second Amendment and the performance by such party of its obligations hereunder have been duly authorized, that this Second Amendment constitutes the legal, valid and binding obligation of such party, that it has obtained all consents which may be required in connection with the Second Amendment and the performance of the obligations thereunder, and that the individuals executing this Second Amendment on its behalf have been authorized to execute and deliver this Second Amendment on behalf of such party and have the power to bind the party for whom he or she is signing.

      7. Entire Agreement. This Second Amendment, together with the Original Lease contain the entire agreement of the parties hereto with respect to the subject matter hereof and may not be changed or terminated orally or by course of conduct.

      8. Counterparts. This Second Amendment may be executed in counterparts, each of which shall be deemed an original as against the party whose signature is affixed thereto, and all of which together shall constitute but one and the same agreement.

      9. Reaffirmation of Lease. Except as set forth in this Second Amendment, the Original Lease remains unchanged and, as modified by this Second Amendment, is in full force and effect. This Second Amendment shall be binding upon and inure to the benefit to the parties and their respective successors and assigns. All references in the Original Lease to "this Lease" shall mean the Original Lease as amended by this Second Amendment.

      IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Second Amendment, effective as of the Effective Date.

LANDLORD:                                  TENANT:

DIVCO WEST PROPERTIES, LLC,                KOMAG INCORPORATED,
a Delaware limited liability company       a Delaware corporation

By: _____________________
Title: __________________
                                           By: ________________
By: _____________________                  Name: ______________
Title :__________________                  Title: _____________